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LETTERHEAD

                                                        Exhibit 99.1

(BW) (PACIFIC-BIOMETRICS) (PBMI) Pacific Biometrics Completes $1 Million Loan.

        IRVINE, Calif.--(BW HealthWire)--March 20, 1998--Pacific Biometrics
Inc. (Nasdaq:PBMI) Friday announced it has completed a $1 million term loan with Silicon Valley Bank.
        The loan bears interest at one percent over the prime rate. In connection with the loan agreement, the company granted Silicon Valley bank warrants to purchase 15,094 shares of common stock at an exercise price of $3.3125, the market price on the date of the grant. The term loan is secured by substantially all of the company's assets. Additional information about the term loan can be found in the company's Form 8K to be filed shortly with the Securities and Exchange Commission.
        These funds will be used, in part, to finance the company's recent acquisition of the rights to a proprietary skin patch technology (announced by the company in a Jan. 6, 1998, press release). The company recently submitted a 510(k) application with the Food and Drug Administration for the Osteopatch(TM), the first product using the company's skin patch technology.
        Pacific Biometrics is an early stage company engaged in non-invasive diagnostics and laboratory services to improve the detection and management of chronic diseases. The company is developing applications based on two proprietary diagnostic collection technology platforms, the SalivaSac(R) and the SweatPatch.

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        CONTACT: Pacific Biometrics Inc.
                 Ellen Rudnick, 847/205-1429
                 www.pacbio.com